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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Tiffany & Co. and Subsidiaries, which is incorporated by reference in Tiffany & Co.'s Annual Report on Form 10-K for the year ended January 31, 1999. We also consent to the incorporation by reference of our report dated March 2, 1999 relating to the financial statements schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 5, 1999